Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Burnham Pacific Properties, Inc.

        We consent to the incorporation by reference in Registration Statement Nos. 333-58347 and 333-86419 on Form S-8 and 33-56555, 333-31591 and 333-69957 on Form S-3 of Burnham Pacific Properties, Inc. of our report dated March 22, 2002 appearing in this Annual Report on Form 10-K of Burnham Pacific Properties, Inc. for the year ended December 31, 2001.

//Deloitte & Touche LLP//

March 28, 2002
San Diego, California